Exhibit 99.1

Contact: Caroline Kawashima, 415-547-2498

Email: caroline.kawashima@autodesk.com

Contact: Sue Pirri, 415-507-6467

Email: sue.pirri@autodesk.com

Autodesk Announces Appointment of Charles J. Robel and Steven M. West to Board of Directors

SAN RAFAEL, Calif., Oct. 1, 2007— Autodesk, Inc. (NASDAQ: ADSK), the world’s leading provider of 2D and 3D design software for the manufacturing, building and construction and media and entertainment markets, today announced that Charles J. Robel and Steven M. West have been appointed to Autodesk’s board of directors.

“We are pleased to welcome Chuck Robel and Steven West to our board of directors,” said Carol Bartz, executive chairman of the board of Autodesk. “The extensive experience that both Chuck and Steven bring in the technology sector will complement our already strong board as we continue to expand as a leader in the design software industry. We look forward to their contributions to our board and their commitment toward maintaining our high standards and delivering shareholder value.”

Robel joins Autodesk’s board after a notable career of more than 30 years in finance and investment services. From 2000 to 2005, he served as general partner at Hummer Winblad Venture Partners, a leading software industry venture capital firm. Prior to Hummer Winblad, Robel spent the majority of his career at PricewaterhouseCoopers, acting as partner in charge of the Silicon Valley Software Services Group and later managing the Technology and Acquisitions Group until his retirement in 2000. In addition to his appointment to Autodesk’s board of directors, Robel currently serves as chairman of the board at McAfee, and serves on the boards of Adaptec, Inc., Informatica Corporation and DemandTec, Inc. Robel holds a B.S. in Accounting from Arizona State University.

West is a 30-year veteran of the information technology marketplace and the founder and partner in Emerging Company Partners LLC, a technology consulting firm. West has been a CEO or held executive leadership positions in both large and early stage information technology companies located in North America, Asia and Europe. His leadership positions have included president and CEO of Hitachi Data Systems where he was responsible for more than $2B USD in revenue, group executive/president Infotainment Business for Electronic Data Systems, and chief operating officer of nCUBE Video Technologies.

Currently, West serves on the board of directors for Cisco Systems, a position he has held since 1996. Previous board experience includes technology companies such as LogLogic and the Florida A&M School of Engineering. He is a graduate of Siena Heights College with a B.S. in Electronic Engineering and a graduate of the University of Michigan Global Leadership Program.

About Autodesk

Autodesk, Inc. is the world leader in 2D and 3D design software for the manufacturing, building and construction, and media and entertainment markets. Since its introduction of AutoCAD software in 1982, Autodesk has developed the broadest portfolio of state-of-the-art digital prototyping solutions to help customers experience their ideas before they are real. Fortune 1000 companies rely on Autodesk for the tools to visualize, simulate and analyze real-world performance early in the design process to save time and money, enhance quality and foster innovation. For additional information about Autodesk, visit http://www.autodesk.com/.

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Autodesk is a registered trademark of Autodesk, Inc., in the USA and/or other countries. All other brand names, product names, or trademarks belong to their respective holders.

© Copyright 2007 Autodesk, Inc. All rights reserved.